Exhibit (d)(2)(iii)

Schedule A to

Sub-Advisory Agreement

Revised as of March 22, 2016

Portfolio	Annual Fee Rate (stated as a percentage of the Portfolio’s average daily net assets)	Effective Date
AllianzGI Advanced Core Bond Portfolio	0.20%	10/8/15
AllianzGI Best Styles Global Managed Volatility Portfolio	0.27%	3/22/16
AllianzGI Discovery U.S. Portfolio	0.65%	10/8/15
AllianzGI Global Small-Cap Opportunities Portfolio	0.60%	6/30/14

[Signatures follow.]

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Managing Director

[Signature Page to Schedule A to Sub-Advisory Agreement for AllianzGI Institutional Multi-Series Trust]